Exhibit 99.1

For Immediate Release	Media Contact:	Investor Contact:
October 24, 2007	Bo Piela (617) 768-6579	Sally Curley (617) 768-6140

Genzyme Reports Strong Earnings Growth in Third Quarter

Non-GAAP EPS Grew 23 Percent

CAMBRIDGE, Mass. – Genzyme Corporation (NASDAQ: GENZ) today reported a significant increase in third-quarter non-GAAP profit. The increase was driven once again by strong sales and continued operating leverage. Revenue grew 19 percent to $960.2 million from $808.6 million in the same period a year ago, reflecting continued momentum across most product areas.

GAAP net income rose to $159.3 million, or $0.58 per diluted share, compared with $16.0 million, or $0.06 per diluted share, in the quarter a year ago.

Non-GAAP net income grew 23 percent to $241.3 million, or $0.90 per diluted share, from $195.9 million, or $0.73 per diluted share, in the same period last year. Non-GAAP figures for this year’s third quarter exclude pre-tax stock-compensation expenses of $44.4 million, amortization of $49.8 million, a charge of $19.2 million related to the acquisition of Bioenvision Inc., a manufacturing-related charge of $11.8 million, and the effect of contingent convertible debt.

Genzyme said in July that it expects non-GAAP earnings to grow at a compound average of 20 percent during the five-year period from 2006 through 2011. The company added today that it expects non-GAAP earnings to increase to approximately $4.00 per diluted share next year and that earnings are projected to rise to approximately $7.00 per diluted share by 2011. Genzyme’s growth over this period is

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being led by three key drivers: increasing sales of existing products, the launch of new products now approaching the market, and continued operating leverage from the company’s global infrastructure.

“We grew earnings at a compound average of more than 20 percent over the past decade, and we are committed to delivering a similarly strong rate of growth over the next five-year period,” said Chairman and Chief Executive Officer Henri A. Termeer.

During the third quarter, Genzyme generated approximately $280 million in cash from operations. The company is using a portion of its cash from operations to repurchase shares under a three-year program intended to reduce the dilutive effect of equity compensation programs. Since the program began in the second quarter, the company has spent $181.2 million to repurchase 2.8 million shares.

Genzyme continues to make excellent progress in building its businesses to drive future growth, and the past three months have been particularly productive. The company obtained marketing approvals for three new products; expanded its oncology franchise by securing worldwide rights to its leukemia drug clofarabine; and reported highly encouraging results for the two most prominent product candidates in its pipeline— Mozobil™ (plerixafor) and alemtuzumab for multiple sclerosis. Highlights for the period include the following:

—The FDA approved Renvela® (sevelamer carbonate) for chronic kidney disease patients on dialysis, marking the first step in Genzyme’s program to expand the use of sevelamer to a broader set of patients and drive the product’s long-term growth. The company expects to launch Renvela for dialysis patients during the first quarter of next year. It also plans to seek FDA approval in the first half of next year for Renvela’s use by patients with earlier stages of chronic kidney disease. An FDA advisory committee voted this week to recommend that the agency extend the indications for phosphate binders to include pre-dialysis patients with hyperphosphatemia.

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—Genzyme is preparing to launch two products that will add incrementally to the top line while primarily utilizing existing sales and marketing resources. Specifically, the company won approval in Japan to market Elaprase™ (idursulfase) for the treatment of Hunter syndrome. Elaprase is being commercialized by Genzyme in Asia under an agreement with Shire Human Genetic Therapies Inc. In addition, Genzyme obtained European Union clearance to market Cholestagel® (colesevelam hydrochloride), a cholesterol-lowering agent for the treatment of primary hypercholesterolemia.

—Genzyme completed its acquisition of Bioenvision following a favorable merger vote by Bioenvision shareholders earlier this week. The transaction provides Genzyme with worldwide rights for clofarabine, which is currently approved in the United States for the treatment of acute lymphoblastic leukemia in relapsed and refractory pediatric patients. Genzyme is developing clofarabine for significantly larger indications, including use as a first-line therapy for the treatment of adult acute myeloid leukemia. The company expects to file for such an indication in the United States next year.

—The FDA approved expanded labeling for Campath® (alemtuzumab) to include first-line treatment of B-cell chronic lymphocytic leukemia, significantly increasing the number of patients eligible to receive the product. European approval of an expanded indication is expected this year, following the positive opinion issued this month by the Committee for Medicinal Products for Human Use.

—Genzyme reported top-line three-year results from a completed Phase 2 clinical trial comparing alemtuzumab with Rebif® (interferon beta-1a) for the treatment of multiple sclerosis. The study showed that patients taking alemtuzumab experienced at least a 73 percent reduction in the risk for relapse and at least a 70 percent reduction in the risk for progression of clinically significant disability after three years of follow up, when compared to patients treated with interferon beta-1a. The data also showed that mean disability scores improved from baseline in the alemtuzumab patients and declined in the Rebif patients. Genzyme and Bayer Schering Pharma AG, Germany, have begun enrolling patients in two Phase 3 trials examining the safety and efficacy of alemtuzumab for the treatment of multiple sclerosis.

—Genzyme also reported that both of its pivotal trials of Mozobil met their primary endpoints and that the company would file in the first half of 2008 for U.S. and European approval for the product’s use in treating patients with multiple myeloma and patients with lymphoma. Genzyme plans to launch the product early in 2009. Mozobil is an innovative product intended to facilitate and improve the outcome of stem-cell transplantation procedures. Genzyme expects peak sales of Mozobil in the transplant setting of $400 million, and the company is exploring additional indications for the product, including chemosensitization procedures. Results from the pivotal studies of Mozobil will be presented at the American Society of Hematology annual meeting in December.

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Therapeutics

Sales of Myozyme® (alglucosidase alfa) rose to $53.6 million, compared with $20.4 million in the same period a year ago. Genzyme expects to submit an application to the FDA by the end of this month for approval of a larger scale manufacturing process to supply Myozyme for the U.S. market. An agency decision is expected in the first quarter of next year. Production at this larger scale is already approved by more than 30 countries. To ensure that treatment is available to all U.S. patients who need it, Genzyme is managing a temporary clinical access program through which patients may receive Myozyme produced at the larger scale. The study of Myozyme involving patients with late-onset Pompe disease will conclude this year, and results will be submitted to regulatory authorities by the middle of next year.

Sales of Fabrazyme® (agalsidase beta) increased 12 percent to $104.6 million, compared with $93.2 million in the same quarter last year. Sales of Cerezyme® (imiglucerase for injection) grew 13 percent to $286.1 million, compared with $252.2 million in the third quarter a year ago. Sales of Aldurazyme® (laronidase) grew 29 percent to $32.3 million, compared with $25.0 million in last year’s third quarter. Aldurazyme is marketed through a joint venture with BioMarin Pharmaceutical Inc.

Genzyme has completed enrollment in the Phase 2 trial of the small molecule Genz-112638, a novel oral therapy being developed for the treatment of Gaucher disease. Initial observations from the first group of patients enrolled in this open-label study were highly encouraging, and Genzyme has requested a meeting with the FDA to discuss an expedited development strategy. The company believes this product could reach the market within 3-4 years and provide an additional treatment option for physicians and Gaucher patients.

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Sales of Thyrogen® (thyrotropin alfa for injection) grew 20 percent in the third quarter to $26.8 million, compared with $22.4 million in the period a year ago. Genzyme expects U.S. approval for Thyrogen’s use in thyroid cancer remnant ablation procedures this year.

Renal

Within the Renal business, sales of Renagel® (sevelamer hydrochloride) rose 14 percent to $154.2 million, up from $134.7 million in the third quarter a year ago. The clinical evidence supporting Renagel is allowing the product to retain pricing power and increase market share in the competitive and growing market for phosphate binders. Results from the Dialysis Clinical Outcomes Revisited (D-COR) study of Renagel were published online in Kidney International in August and in the journal itself this month. The study compared mortality and morbidity outcomes for patients on Renagel and patients receiving calcium-based phosphate binders.

Sales of Hectorol® (doxercalciferol) rose 19 percent to $30.3 million from $25.5 million a year ago. The most significant growth was in the 0.5 microgram capsule, the dose indicated for chronic kidney disease patients who are not on dialysis. Hectorol is enabling Genzyme to establish itself in this market prior to the introduction of Renvela for a pre-dialysis indication.

Transplant

Sales of Thymoglobulin® (anti-thymocyte globulin, rabbit) and Lymphoglobuline® (anti-thymocyte globulin, equine) rose 9 percent in the third quarter to $41.0 million, compared with $37.6 million in the same period last year.

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Biosurgery

Within the Biosurgery unit, third-quarter sales of Synvisc™ (hylan G-F 20) grew 9 percent to $61.2 million, compared with sales of $55.9 million in last year’s third quarter. Genzyme anticipates U.S. and European regulatory action this year on its marketing applications for the single-injection regimen Synvisc-One™. The company is confident that this product—delivered through a single knee injection—will simplify osteoarthritis pain management, reduce the overall cost of therapy and offer a treatment option that may dynamically expand the benefits of viscosupplementation to a broader number of patients.

Additionally, Genzyme plans to pursue CE Mark approval for hylastan in the European Union. Hylastan is an alternatively formulated viscosupplementation product that, like Synvisc-One, was designed to simplify osteoarthritis pain management by reducing the number of required knee injections. Genzyme expects to submit an application to European regulatory authorities in the first half of next year.

Sales of Sepra® products rose 25 percent to $26.4 million in the third quarter, up from $21.1 million in last year’s third quarter. This increase is somewhat greater than in previous quarters and reflects the growing use of Seprafilm® adhesion barrier in larger markets such as gynecologic surgery. Genzyme’s expanded U.S. Sepra sales force is helping to broaden use of the product

Genetic Diagnostics

Genetics revenue grew 19 percent in the third quarter to $73.1 million, up from $61.4 million in the same quarter last year. The Genetics business has been experiencing strong growth, driven by an increasing demand for diagnostic testing services. Genzyme is investing in additional information technology and infrastructure to continue to strengthen the competitive advantages the Genetics unit has created.

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Other

Other revenue increased 25 percent in the third quarter to $82.3 million, compared with $66.1 million in the same quarter last year. Other revenue includes sales of diagnostic products and pharmaceutical intermediates, royalties from the sale of WelChol® (colesevelem hydrochloride), and oncology revenue.

Oncology revenue increased 38 percent to $22.7 million from $16.5 million in the third quarter a year ago. Oncology revenue includes sales of Clolar® (clofarabine for injection) and profits and royalties for Campath.

Expenses

Third-quarter non-GAAP operating expenses increased 14 percent compared with the same quarter last year, while revenue grew 19 percent, underscoring the leverage Genzyme is gaining from its global commercial infrastructure. Non-GAAP selling, general and administrative expenses were $245.2 million compared to $214.9 million in the third quarter last year. Non-GAAP SG&A spending represented 26 percent of revenue in the quarter, down from 27 percent in the third quarter last year.

Non-GAAP research and development spending rose to $162.3 million in the third quarter, up from $143.0 million in last year’s third quarter, reflecting increased spending on late-stage programs. Non-GAAP R&D spending represented 17 percent of revenue, consistent with recent quarters.

As noted, Genzyme recorded an $11.8 million manufacturing-related charge during the quarter, which reflects the write off of four finished lots of Thymoglobulin that did not meet the company’s specifications. Several additional finished lots of the product are currently under review to determine whether they meet quality specifications.

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About Genzyme

One of the world’s leading biotechnology companies, Genzyme is dedicated to making a major positive impact on the lives of people with serious diseases. Since 1981, the company has grown from a small start-up to a diversified enterprise with more than 10,000 employees in locations spanning the globe and 2006 revenues of $3.2 billion. In 2007, Genzyme was chosen to receive the National Medal of Technology, the highest honor awarded by the President of the United States for technological innovation. In 2006 and 2007, Genzyme was selected by FORTUNE as one of the “100 Best Companies to Work for” in the United States.

With many established products and services helping patients in nearly 90 countries, Genzyme is a leader in the effort to develop and apply the most advanced technologies in the life sciences. The company’s products and services are focused on rare inherited disorders, kidney disease, orthopaedics, cancer, transplant and diagnostic testing. Genzyme’s commitment to innovation continues today with a substantial development program focused on these fields, as well as immune disease, infectious disease and other areas of unmet medical need.

This press release contains forward-looking statements regarding Genzyme’s financial outlook and business plans and strategies, including: its non-GAAP earnings estimate for 2008 and 2011; its expectation of a 20% compound average non-GAAP earnings growth rate through 2011; and its product development plans and timelines and regulatory filing and action estimates, including the timing of the launch of Renvela for dialysis patients, the timing of the US filing for the use of Renvela by patients with earlier stages of CKD, the timing of the US filing for use of Clolar as a first-line treatment in adult AML, the receipt of European approval of Campath as a first-line treatment in B-CLL,  the timing of the launch of Mozobil in multiple myeloma and non-Hodgkin’s lymphoma and the expected peak product revenues in the transplant setting, the timing of GENZ-112638 product launch, the timing of the receipt of FDA approval for Thyrogen in thyroid cancer ablation, and the timing of the receipt of FDA approval for a larger-scale Myozyme manufacturing process. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those forecasted. These risks and uncertainties include, among others: Genzyme’s ability to successfully

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complete preclinical and clinical development of its products; Genzyme’s ability to expand the use of current products in existing and new indications; Genzyme’s ability to obtain and maintain regulatory approvals for products and manufacturing facilities, including the larger-scale production of Myozyme and the timing of receipt of such approvals; Genzyme’s ability to manufacture products and product candidates in a timely and cost effective manner and in sufficient quantities to meet demand; Genzyme’s ability to maintain and enforce intellectual property rights; Genzyme’s ability to successfully identify and market to new patients; the scope of third-party reimbursement coverage for Genzyme’s products and services; and the risks and uncertainties described in Genzyme’s SEC reports filed under the Securities Exchange Act of 1934, including the factors discussed under the caption “Risk Factors” in Genzyme’s Quarterly Report on Form 10-Q for the period ended June 30, 2007. Genzyme cautions investors not to place substantial reliance on the forward-looking statements contained in this press release. These statements speak only as of today’s date and Genzyme undertakes no obligation to update or revise the statements.

Genzyme®, Myozyme®, Fabrazyme®, Cerezyme®, Thyrogen®, Renagel®, Hectorol®, Thymoglobulin®, Lymphoglobuline®, Synvisc®, Sepra®, Seprafilm®, Campath® and Clolar® are registered trademarks and Mozobil™, Renvela™, Hylastan™ are trademarks of Genzyme Corporation or its subsidiaries. Aldurazyme® is a registered trademark of BioMarin/Genzyme LLC. Elaprase™ is a trademark of Shire Human Genetic Therapies Inc. WelChol® is a trademark of Sankyo Pharma. All rights reserved.

Conference Call Information

Genzyme Corporation will host a conference call today at 11:00 a.m. Eastern Time to discuss third-quarter financial results.  To participate in the call, please dial 773-799-3828 and refer to pass code “Genzyme.”  A replay of this call will be available by dialing 402-998-1342.  This call will also be Webcast live on the investor events section of www.genzyme.com.  Replays of the call and the Webcast will be available until midnight on October 31, 2007.

Upcoming Events

Genzyme Corporation will host a conference call February 13, 2008, at 11:00 a.m. Eastern Time to discuss four-quarter financial results.  To participate in the call, please dial 773-799-3828 and refer to pass code “Genzyme.”  A replay of this call will be available by dialing 203-369-1503. This call will also be Webcast live on the investor events section of www.genzyme.com.  Replays of the call and the Webcast will be available until midnight February 20, 2008.

Genzyme’s press releases and other company information are available at www.genzyme.com and by calling Genzyme’s investor information line at 1-800-905-4369 within the United States or 1-678-999-4572 outside the United States.

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GENZYME CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP EARNINGS
For the Quarter Ended September 30, 2007
(Amounts in thousands, except per share data)

		Dilution
		Due to
		Common
		Stock	Manufacturing	Acquisition		FAS 123R	GAAP
	NON-GAAP	Equivalents	Related	Related	Amortization	Expense	As Reported
Income Statement Classification:

Total revenues	$960,159						$960,159

Cost of products and services sold	$(227,060)		$(11,773)			$(5,779)	$(244,612)

Selling, general and administrative	$(245,215)					$(25,091)	$(270,306)

Research and development	$(162,282)					$(13,518)	$(175,800)

Amortization of intangibles	$—				$(49,819)		$(49,819)

Equity in income (loss) of equity method investments	$6,502			$(19,150)			$(12,648)

Minority interest	$5						$5

Gains (losses) on investments in equity securities	$1,105						$1,105

Other	$913						$913

Investment income	$18,222						$18,222

Interest expense	$(1,474)						$(1,474)

Summary:

Income (loss) before income taxes	$350,875	$—	$(11,773)	$(19,150)	$(49,819)	$(44,388)	$225,745

(Provision for) benefit from income taxes -	$(109,558)	$—	$4,274	$6,962	$17,797	$14,093	$(66,432)

Net income (loss)	$241,317	$—	$(7,499)	$(12,188)	$(32,022)	$(30,295)	$159,313

Net income (loss) per share:
Basic	$0.92	$—	$(0.029)	$(0.046)	$(0.122)	$(0.115)	$0.61

Diluted (1)	$0.90	$(0.024)	$(0.027)	$(0.044)	$(0.115)	$(0.109)	$0.58

Weighted average shares outstanding:
Basic	262,775						262,775

Diluted (1)	269,520	9,686					279,206

(1)

GAAP As-Reported diluted earnings per share and diluted weighted average shares outstanding reflect the adoption of EITF 04-8. In accordance with the provisions of EITF 04-8, interest and debt fees related to our 1.25% convertible senior notes of $1,886K, net of tax, have been added back to net income and approximately 9,686K shares have been added to diluted weighted average shares for purposes of computing GAAP As-Reported diluted earnings per share.

Genzyme Corporation (GENZ)
Analyst Schedule
(Unaudited, amounts in thousands, except percentage amounts)

						Q3-07
						vs.
						Q3-06
						%			YTD
	Q3-06	Q4-06	Q1-07	Q2-07	Q3-07	B/(W)	FY 2005	FY 2006	9/30/07
Total revenues:
Renal
Renagel phosphate binder (including Sevelamer)	$134,722	$135,143	$137,384	$144,954	$154,159	14%	$417,485	$515,119	$436,497
Hectorol	25,482	26,562	28,293	27,295	30,265	19%	34,515	93,360	85,853
Other Renal	—	—	—	—	—		—	—	—
Total Renal product and service revenue	160,204	161,705	165,677	172,249	184,424	15%	452,000	608,479	522,350
Renal R&D revenue	—	—	—	—	—		—	—	—
Total Renal	160,204	161,705	165,677	172,249	184,424	15%	452,000	608,479	522,350

Therapeutics
Cerezyme enzyme	252,227	261,811	263,791	282,979	286,071	13%	932,322	1,007,036	832,841
Fabrazyme enzyme	93,170	96,560	100,664	104,349	104,610	12%	305,064	359,274	309,623
Thyrogen hormone	22,396	24,575	26,338	29,540	26,828	20%	77,740	93,687	82,706
Myozyme enzyme	20,402	30,254	37,919	46,745	53,568	163%	3,827	59,238	138,232
Other Therapeutics	72	183	167	705	153	113%	2,292	410	1,025
Total Therapeutics product and service revenue	388,267	413,383	428,879	464,318	471,230	21%	1,321,245	1,519,645	1,364,427
Therapeutics R&D revenue	—	68	638	431	121		789	1,068	1,190
Total Therapeutics	388,267	413,451	429,517	464,749	471,351	21%	1,322,034	1,520,713	1,365,617

Transplant
Thymoglobulin/Lymphoglobuline	37,619	39,250	39,442	41,376	41,036	9%	127,739	149,541	121,854
Other Transplant	1,622	1,997	1,655	2,048	1,845	14%	18,143	6,425	5,548
Total Transplant product and service revenue	39,241	41,247	41,097	43,424	42,881	9%	145,882	155,966	127,402
Transplant R&D revenue	—	—	180	—	—		30	—	180
Total Transplant	39,241	41,247	41,277	43,424	42,881	9%	145,912	155,966	127,582

Biosurgery
Synvisc viscosupplementation product and services	55,930	61,075	53,596	64,863	61,175	9%	218,908	233,858	179,634
Sepra products	21,054	22,908	23,115	25,076	26,381	25%	68,171	85,338	74,572
Other Biosurgery	16,465	16,312	19,934	16,724	16,893	3%	65,953	67,480	53,551
Total Biosurgery product and service revenue	93,449	100,295	96,645	106,663	104,449	12%	353,032	386,676	307,757
Biosurgery R&D revenue	—	888	1,748	1,226	1,697		144	893	4,671
Total Biosurgery	93,449	101,183	98,393	107,889	106,146	14%	353,176	387,569	312,428

Genetics
Genetic Testing	61,360	61,004	66,158	73,714	73,050	19%	222,328	240,857	212,922
Total Genetics product and service revenue	61,360	61,004	66,158	73,714	73,050	19%	222,328	240,857	212,922
Genetics R&D revenue	—	—	—	—	—		—	—	—
Total Genetics	61,360	61,004	66,158	73,714	73,050	19%	222,328	240,857	212,922

Other
Other product and service revenue	62,863	70,605	75,615	67,589	74,825	19%	220,195	257,904	218,029
Total Other product and service revenue	62,863	70,605	75,615	67,589	74,825	19%	220,195	257,904	218,029
Other R&D revenue	3,190	5,046	6,546	3,805	7,482	135%	19,197	15,525	17,833
Total Other	66,053	75,651	82,161	71,394	82,307	25%	239,392	273,429	235,862
Total revenues	$808,574	$854,241	$883,183	$933,419	$960,159	19%	$2,734,842	$3,187,013	$2,776,761

Genzyme Corporation (GENZ)
Analyst Schedule
(Unaudited, amounts in thousands, except percentage and per share amounts)

						Q3-07
						vs.
						Q3-06			YTD
	Q3-06	Q4-06	Q1-07	Q2-07	Q3-07	% B/(W)	FY 2005	FY 2006	9/30/07
Revenues:
Total product and service revenue	$805,384	$848,239	$874,071	$927,957	$950,859	18%	$2,714,682	$3,169,527	$2,752,887
Total R&D revenue	3,190	6,002	9,112	5,462	9,300	192%	20,160	17,486	23,874
Total revenues	808,574	854,241	883,183	933,419	960,159	19%	2,734,842	3,187,013	2,776,761

Total product and service gross profit (1,2)	620,708	649,527	671,608	710,359	706,247	14%	2,082,030	2,433,856	2,088,214

SG&A expense (1,3)	239,700	266,551	269,021	339,480	270,306	(13%)	787,839	1,010,400	878,807

R&D expense (1,4)	162,293	166,394	166,120	198,442	175,800	(8%)	502,657	649,951	540,362

Amortization of intangibles	50,542	53,238	50,017	49,465	49,819	1%	181,632	209,355	149,301

Purchase of in-process research and development (5)	—	552,900	—	—	—		29,200	552,900	—

Charge for impaired goodwill (6)	219,245	—	—	—	—	100%	—	219,245	—

Operating income (loss)	(47,882)	(383,554)	195,562	128,434	219,622	559%	600,862	(190,509)	543,618

Other income (expenses):
Equity in income (loss) of equity method investments (7)	4,530	5,075	5,612	5,945	(12,648)	(379%)	151	15,705	(1,091)
Minority interest	2,545	2,677	3,912	15	5	(100%)	11,952	10,418	3,932
Gain (loss) on investments in equity securities (8)	128	(1,807)	12,788	143	1,105	763%	5,698	73,230	14,036
Other	(873)	(714)	(525)	(278)	913	205%	(1,535)	(2,045)	110
Investment income	16,760	16,600	16,219	17,246	18,222	9%	31,429	56,001	51,687
Interest expense	(3,772)	(3,233)	(4,188)	(3,621)	(1,474)	61%	(19,638)	(15,478)	(9,283)

Income (loss) before income taxes (1)	(28,564)	(364,956)	229,380	147,884	225,745	890%	628,919	(52,678)	603,009

(Provision for) benefit from income taxes (1)	44,530	96,722	(71,193)	(64,090)	(66,432)	(249%)	(187,430)	35,881	(201,715)

Net income (loss) (1)	$15,966	$(268,234)	$158,187	$83,794	$159,313	898%	$441,489	$(16,797)	$401,294

Net income (loss) per share-diluted (1,9,10)	$0.06	$(1.02)	$0.57	$0.31	$0.58	867%	$1.65	$(0.06)	$1.45

Weighted average shares outstanding-diluted (1,9,10)	278,271	262,803	279,924	280,564	279,206	0%	272,224	261,124	279,898

Genzyme Corporation (GENZ)
Analyst Schedule
(Unaudited, amounts in thousands, except percentage amounts)

								YTD
	Q3-06	Q4-06	Q1-07	Q2-07	Q3-07	FY 2005	FY 2006	9/30/07
Total product and service revenue	$805,384	$848,239	$874,071	$927,957	$950,859	$2,714,682	$3,169,527	$2,752,887
As a % of total product and service revenue:
Renagel phosphate binder (including Sevelamer)	17%	16%	16%	16%	16%	15%	16%	16%
Hectorol	3%	3%	3%	3%	3%	1%	3%	3%
Cerezyme enzyme	31%	31%	30%	31%	30%	34%	32%	30%
Fabrazyme enzyme	11%	11%	12%	11%	11%	11%	11%	11%
Thyrogen hormone	3%	3%	3%	3%	3%	3%	3%	3%
Myozyme enzyme	3%	3%	4%	5%	6%	0%	2%	5%
Thymoglobulin/Lymphoglobuline	5%	5%	5%	4%	4%	5%	5%	4%
Synvisc viscosupplementation product and services	7%	7%	6%	7%	6%	8%	7%	7%
Sepra products	3%	3%	3%	3%	3%	3%	3%	3%
Genetics testing	8%	7%	7%	8%	8%	8%	8%	8%
Other	10%	11%	11%	9%	10%	11%	10%	10%
	100%	100%	100%	100%	100%	100%	100%	100%

Total product and service gross margin	77%	77%	77%	77%	74%	77%	77%	76%

Total revenues	$808,574	$854,241	$883,183	$933,419	$960,159	$2,734,842	$3,187,013	$2,776,761

SG&A expense as a % of total revenue	30%	31%	30%	36%	28%	29%	32%	32%
R&D expense as a % of total revenue	20%	19%	19%	21%	18%	18%	20%	19%
Operating income (loss) as a % of total revenue	(6%)	(45%)	22%	14%	23%	22%	(6%)	20%

Benefit from income taxes as a % of profit (loss) before tax	156%	27%	31%	43%	29%	30%	68%	33%

Condensed Consolidated Balance Sheet Information:	9/30/06	12/31/06	3/31/07	6/30/07	09/30/07	12/31/05	12/31/06	9/30/07
Cash and all marketable securities	$1,675,599	$1,285,604	$1,450,125	$1,497,648	$1,449,548	$1,089,102	$1,285,604	$1,449,548
Other current assets	1,319,235	1,377,437	1,436,061	1,503,734	1,587,600	1,179,093	1,377,437	1,587,600
Property, plant and equipment, net	1,513,632	1,610,593	1,670,848	1,742,651	1,850,754	1,320,813	1,610,593	1,850,754
Intangibles, net (6)	2,773,653	2,790,819	2,756,036	2,720,421	2,689,126	3,078,461	2,790,819	2,689,126
Other assets (11)	142,919	126,735	161,595	190,411	265,273	211,396	126,735	265,273
Total assets	$7,425,038	$7,191,188	$7,474,665	$7,654,865	$7,842,301	$6,878,865	$7,191,188	$7,842,301

Current liabilities	$552,091	$651,439	$661,321	$710,377	$693,208	$550,023	$651,439	$693,208
Noncurrent liabilities (11)	1,088,114	879,038	866,893	866,068	865,322	1,178,975	879,038	865,322
Stockholders’ equity	5,784,833	5,660,711	5,946,451	6,078,420	6,283,771	5,149,867	5,660,711	6,283,771
Total liabilities and stockholders’ equity	$7,425,038	$7,191,188	$7,474,665	$7,654,865	$7,842,301	$6,878,865	$7,191,188	$7,842,301

Notes:
(1)

Reflects the adoption of Financial Accounting Standards Board, or FASB, Statement of Financial Accounting Standards No., or FAS, 123R, “Share-Based Payment, an amendment of FASB Statement Nos. 123 and 95,” using the modified prospective basis effective January 1, 2006.  For the periods presented, we recorded pre-tax charges for stock-based compensation expense and related tax benefits of:

						YTD	YTD
	Q3-06	Q4-06	Q1-07	Q2-07	Q3-07	12/31/06	9/30/07
Cost of products and services sold	$(5,663)	$(8,537)	$(5,896)	$(6,865)	(5,779)	$(21,430)	$(18,540)
Selling, general and administrative expense	(24,421)	(25,262)	(22,499)	(35,248)	(25,091)	(121,822)	(82,838)
Research and development expense	(14,556)	(14,566)	(12,312)	(19,143)	(13,518)	(65,248)	(44,973)
Total pre-tax charges for stock compensation expense	(44,640)	(48,365)	(40,707)	(61,256)	(44,388)	(208,500)	(146,351)
Tax benefit	14,312	14,094	12,432	18,703	14,093	66,331	45,228
Stock-based compensation expense, net of tax	$(30,328)	$34,271)	$(28,275)	$(42,553)	$(30,295)	$(142,169)	$(101,123)

Diluted earnings per share and diluted weighted average shares outstanding for these periods were computed according to the provisions of FAS 123R.

(2)	Includes a charge of $(11,773)K recorded in September 2007 to write off four finished lots of our Thymoglobulin inventory, which did not meet our specifications.

(3)	Includes a charge of $(64,000)K recorded in June 2007 to settle the litigation related to the consolidation of our former tracking stocks.

(4)	Includes a charge of $(25,000)K for an upfront milestone payment paid to Ceregene Inc. in June 2007 for the development and commercialization of certain gene therapy products.

(5)

Includes charges for the purchase of in-process research and development of $(552,900)K related to our acquisition of AnorMED Inc. in November 2006, $(7,000)K related to our acquisition of gene therapy assets from Avigen, Inc. in December 2005, $(12,700)K related to our acquisition of Bone Care International, Inc. in July 2005 and $(9,500)K related to our acquisition of Verigen AG in February 2005.

(6)	Represents the write off of the goodwill related to our Genetics reporting unit in September 2006 in accordance with FAS 142, “Goodwill and Other Intangible Assets.”

(7)

Includes a charge of $(19,150)K related to completion of the first step of the two step acquisition process under which we acquired Bioenvision, Inc. In July 2007, we acquired approximately 22% of the outstanding shares of Bioenvision common stock on an as-converted basis, including all outstanding shares of Bioenvision preferred stock, for approximately $(72,229)K of cash.  Subsequently, in October 2007, following a favorable merger vote by Bioenvision's shareholders, we completed the second step of the acquisition and acquired the remaining outstanding shares of Bioenvision's common stock.  The full purchase accounting for the acquisition of Bioenvision, including the impact of the second step, will be recorded in our consolidated financial statements in October 2007.

(8)

Includes pre-tax gains of $69,359K related to the liquidation of our investment in the common stock of Cambridge Antibody Technology Group plc in May and June 2006, and $10,848K related to the sale of our entire investment in the common stock of Therapeutic Human Polyclonals, Inc. in March 2007, which had a zero cost-basis.

(9)

All periods, except the three months and the year ended December 31, 2006 include:  (i) the dilutive effect of options, stock purchase rights and warrants to purchase shares of Genzyme Stock and (ii) the potentially dilutive effect of the assumed conversion of our 1.25% convertible senior notes.

For the three months and the year ended December 31, 2006, excludes:  (i) the dilutive effect of options, stock purchase rights and warrants to purchase shares of Genzyme Stock and (ii) the potentially dilutive effect of the assumed conversion of our convertible senior notes because the effect would be anti-dilutive due to our net loss for both of those periods.

(10)

All periods, except the three months and the year ended December 31, 2006, reflect the adoption of Emerging Issues Task Force Issue No. 04-8, "The Effect of Contingently Convertible Debt on Diluted Earnings Per Share," or EITF 04-8.  As a result of the adoption of EITF 04-8, interest and debt fees, net of tax, related to our $690,000K in principal of 1.25% convertible senior notes, which were issued in December 2003, have been added back to net income and the 9,686K shares issuable upon conversion of these notes are now included in diluted weighted average shares outstanding for purposes of computing diluted earnings per share, unless the effect would be anti-dilutive.

(11)

Other assets includes net deferred tax assets of $54,401K as of June 30, 2007 and $78,243K as of September 30, 2007, as compared to net deferred tax liabilities reported as a component of noncurrent liabilities in all other periods presented.

GENZYME CORPORATION (GENZ)

Consolidated Statements of Operations

(Unaudited, amounts in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Total revenues	$960,159	$808,574	$2,776,761	$2,332,772

Operating costs and expenses:
Cost of products and services sold (1,2)	244,612	184,676	664,673	536,959
Selling, general and administrative (1,3)	270,306	239,700	878,807	743,849
Research and development (1,4)	175,800	162,293	540,362	483,557
Amortization of intangibles	49,819	50,542	149,301	156,117
Charge for impaired goodwill (5)	—	219,245	—	219,245
Total operating costs and expenses	740,537	856,456	2,233,143	2,139,727
Operating income (loss)	219,622	(47,882)	543,618	193,045

Other income (expenses):
Equity in income (loss of equity method investments (6)	(12,648)	4,530	(1,091)	10,630
Minority interest	5	2,545	3,932	7,741
Gain on investments in equity securities (7)	1,105	128	14,036	75,037
Other	913	(873)	110	(1,331)
Investment income	18,222	16,760	51,687	39,401
Interest expense	(1,474)	(3,772)	(9,283)	(12,245)
Total other income (expenses	6,123	19,318	59,391	119,233
Income (loss) before income taxes (1)	225,745	(28,564)	603,009	312,278
(Provision for) benefit from income taxes (1)	(66,432)	44,530	(201,715)	(60,841)
Net income (1)	$159,313	$15,966	$401,294	$251,437

Net income per share:
Basic	$0.61	$0.06	$1.52	$0.96

Diluted (1,8)	$0.58	$0.06	$1.45	$0.93

Weighted average shares outstanding:
Basic	262,775	261,541	263,387	260,565

Diluted (1,8)	279,206	278,271	279,898	277,130

(1)

In accordance with the provisions of Financial Accounting Standards Board, or FASB, Statement of Financial Accounting Standards No., or FAS, 123R, “Share-Based Payment, an amendment of FASB Statement Nos. 123 and 95,” we recorded pre-tax charges for stock-based compensation expense and related tax benefits of:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Cost of products and services sold	$(5,779)	$(5,663)	$(18,540)	$(12,893)
Selling, general and administrative expense	(25,091)	(24,421)	(82,838)	(96,560)
Research and development expense	(13,518)	(14,556)	(44,973)	(50,682)
Total pre-tax charges for stock-based compensation expense	(44,388)	(44,640)	(146,351)	(160,135)
Tax benefit	14,093	14,312	45,228	52,237
Stock-based compensation expense, net of tax	$(30,295)	$(30,328)	$(101,123)	$(107,898)

Diluted earnings per share and diluted weighted average shares outstanding for the three and nine months ended September 30, 2007 and 2006 were computed according to the provisions of FAS 123R.

(2)	Includes a charge of $(11,773)K recorded in September 2007 to write off four finished lots of our Thymoglobulin inventory, which did not meet our specifications.

(3)	Includes a charge of $(64,000)K recorded in June 2007 to settle the litigation related to the consolidation of our former tracking stocks.

(4)	Includes a charge of $(25,000)K for an upfront milestone payment paid to Ceregene Inc. in June 2007 for the development and commercialization of certain gene therapy products.

(5)	Represents the write off of the goodwill related to our Genetics reporting unit in September 2006 in accordance with FAS 142, “Goodwill and Other Intangible Assets.”

(6)

Includes a charge of $(19,150)K related to completion of the first step of the two step acquisition process under which we acquired Bioenvision, Inc. In July 2007, we acquired approximately 22% of the outstanding shares of Bioenvision common stock on an as-converted basis, including all outstanding shares of Bioenvision preferred stock, for approximately $72,229K of cash.  Subsequently, in October 2007, following a favorable merger vote by Bioenvision’s shareholders, we completed the second step of the acquisition and, effective October 23, 2007, acquired the remaining outstanding shares of Bioenvision’s common stock.  The full purchase accounting for the acquisition of Bioenvision, including the impact of the second step, will be recorded in our consolidated financial statements for October 2007.

(7)

For the nine months ended September 30, 2007, includes a pre-tax gain of $10,848K recorded on the sale of our entire investment in the common stock of Therapeutic Human Polyclonals Inc. in March 2007, which had a zero cost basis.  For the nine months ended September 30, 2006, includes pre-tax gains of $69,359K related to the liquidation of our investment in the common stock of Cambridge Antibody Technology Group plc in May and June 2006.

(8)

Reflects the retroactive application of the adoption of Emerging Issues Task Force Issue No. 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings Per Share,” or EITF 04-8.  As a result of the adoption of EITF 04-8, the 9,686K shares issuable upon conversion of our $690,000K in principal of 1.25% convertible senior notes, which were issued in December 2003, are now included in diluted weighted average shares outstanding for purposes of computing diluted earnings per share, unless the effect would be anti-dilutive.  In accordance with EITF 04-8, interest and debt fees related to these notes of $1.9 million, net of tax, for the three months ended September 30, 2007 and 2006, and $5.7 million, net of tax, for the nine months ended September 30, 2007 and 2006, have been added back to net income and 9,686K shares have been added to diluted weighted average shares outstanding for each of those periods for purposes of computing diluted earnings per share.

GENZYME CORPORATION (GENZ)
	September 30,	December 31,
Condensed Consolidated Balance Sheets	2007	2006
(Unaudited, amounts in thousands)
Cash and all marketable securities	$1,449,548	$1,285,604
Other current assets	1,587,600	1,377,437
Property, plant and equipment, net	1,850,754	1,610,593
Intangibles, net	2,689,126	2,790,819
Other assets (1,2)	265,273	126,735
Total assets	$7,842,301	$7,191,188

Current liabilities	$693,208	$651,439
Noncurrent liabilities (1)	865,322	879,038
Stockholders’ equity	6,283,771	5,660,711
Total liabilities and stockholders’ equity	$7,842,301	$7,191,188

(1)

Other assets as of September 30, 2007 includes $78,243K of net deferred tax assets, as compared to net deferred tax liabilities of $10,909K as of December 31, 2006, which were included as a component of noncurrent liabilities.

(2)

Includes $72,229K related to the completion of the first step of our two step acquisition of Bioenvision, including $25,200K for the acquisition of all of the outstanding Bioenvision preferred stock and $47,029K for the acquisition of a portion of the outstanding shares of Bioenvision common stock.  Effective October 23, 2007, following a favorable merger vote by Bioenvision’s shareholders, we completed the second step of the acquisition and acquired the remaining outstanding shares of Bioenvision common stock.  The full purchase accounting for our acquisition of Bioenvision, including the impact of the second step, will be recorded in our consolidated financial statements for October 2007.